UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 16, 2014

REVEN HOUSING REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54165	84-1306078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7911 Herschel Avenue, Suite 201 La Jolla, CA 92037
(Address of principal executive offices)

(858) 459-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement

On May 15, 2014, the Board of Directors of Reven Housing REIT, Inc. (the "Company") approved a new form of indemnification agreement and the Company entered into such agreement with each of its directors and executive officers on May 16, 2014. These agreements provide, among other things, for the indemnification and advance of expenses by the Company in connection with claims, suits or proceedings on account of the indemnitee’s service to the Company as a director or executive officer to the maximum extent permitted by Maryland law. The indemnification agreements supersede the respective indemnification agreements previously entered into by the Company and its directors and executive officers prior to the Company’s conversion to a Maryland corporation when it was a Colorado corporation. Each agreement terminates on the later of the date that indemnitee ceases to serve as a director, officer, employee or agent of the Company or the date that indemnitee is no longer subject to any actual or possible proceeding.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of indemnification agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

On May 16, 2014, the Company completed the closing for $5,900,000 of a follow-on private placement of the Company’s common stock at a purchase price of $0.20 per share with an accredited investor. This closing is the final tranche of the Company’s follow-on private placement with the same accredited investor that invested $2,700,000 in the first tranche at the same purchase price per share on April 4, 2014, for a total investment of $8,600,000. The April 2014 closing was previously reported in our Form 8-K filed on April 9, 2014. The shares were issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed with this report:

Exhibit 10.1	Form of Indemnification Agreement between Reven Housing REIT, Inc. and each of its directors and executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEN HOUSING REIT, INC.

Dated: May 19, 2014	/s/ Chad M. Carpenter
Name: Chad M. Carpenter Title: Chief Executive Officer